SCHEDULE 14A
(RULE 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the approriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

Kranzco Realty Trust
---------------------
(Name of Registrant as Specified in Its Charter)

Robert Dennis
---------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which trasaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:

    (2) Form, schedule or registration statement no.:

    (3) Filing party:

    (4) Date filed:

--------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

KRANZCO REALTY TRUST
128 Fayette Street
Conshohocken, Pennsylvania 19428

April 29, 1999

Dear Shareholder:

You are cordially invited to attend the 1999 annual meeting of shareholders which will be held on Wednesday, June 2, 1999, beginning at 9:30 a.m. at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, Pennsylvania 19428.

Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting of Shareholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your common shares of beneficial interest of the Company, $.01 par value per share, ("Common Shares") be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,


By: /s/ Norman M. Kranzdorf
Norman M. Kranzdorf
President and Chief Executive Officer

KRANZCO REALTY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 2, 1999


The annual meeting of shareholders of Kranzco Realty Trust (the "Company") will be held at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, Pennsylvania 19428, on Wednesday, June 2, 1999 at 9:30 a.m. local time, for the following purposes:

1.To elect two trustees to serve until the 2002 annual meeting of shareholders and until their successors are elected and qualify.

2.To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

3.To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Trustees has fixed March 26, 1999 as the record date for determining the shareholders of the Companys common shares of beneficial interest, $.01 par value per share, ("Common Shares") entitled to receive notice of and to vote at the meeting.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

THE VOTE OF HOLDERS OF COMMON SHARES IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


By Order of the Board of Trustees


By: /s/ Hermina Kranzdorf
Hermina Kranzdorf
Secretary

April 29, 1999
Conshohocken, Pennsylvania

KRANZCO REALTY TRUST
128 Fayette Street
Conshohocken, Pennsylvania 19428

PROXY STATEMENT
Annual Meeting of Shareholders
June 2, 1999

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees of Kranzco Realty Trust, a Maryland real estate investment trust (the "Company"), of proxies from the holders of the Company's issued and outstanding common shares of beneficial interest, $.01 par value per share, (the "Common Shares") to be used at the Annual Meeting of Shareholders to be held on Wednesday, June 2, 1999 at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, Pennsylvania 19428, at 9:30 a.m. local time, and any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

This Proxy Statement and enclosed form of proxy are first being mailed to the shareholders of the Company entitled thereto on or about April 29, 1999.

At the Annual Meeting, the holders of Common Shares of the Company will be asked to consider and vote upon the following proposals (the "Proposals"):

 1. The election of two trustees to serve until the 2002 annual meeting of shareholders and until their successors are elected and qualify;

 2. The ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1999;

 3. Such other business as may properly come before the Annual Meeting.

Only the holders of record of the Common Shares at the close of business on March 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. As of the Record Date, 10,538,716 Common Shares were outstanding.

A majority of the Common Shares outstanding must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

In order to be elected as a trustee, a nominee must receive a plurality of all the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants (Proposal 2 ). For purposes of calculating votes cast with respect to each Proposal, abstentions and broker non-votes will not be counted as cast and will have no effect on the result of the vote on either Proposal.

The Common Shares represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of all Proposals. As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their best judgment. The Company does not presently know of any other business which will come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke a proxy. If a holder of Common Shares is a participant in the Company's Dividend Reinvestment Plan, the accompanying Proxy Card should include the number of Common Shares registered in the participant's name under the plan.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

PROPOSAL 1
----------

ELECTION OF TRUSTEES

The Company's Board of Trustees (the "Board") currently consists of seven members who hold office until their terms of office expire and, in each case, until their respective successors are duly elected and qualify. The trustees are divided into three classes, consisting of two members (the "Class I Trustees") whose terms will expire at the 2000 annual meeting of shareholders, three members (the "Class II Trustees") whose terms will expire at the 2001 annual meeting of shareholders, and two members (the "Class III Trustees") whose term will expire at this annual meeting.

EXCEPT WHERE OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE ELECTION OF EACH OF THE BOARD'S NOMINEES LISTED BELOW. Each such nominee has consented to be named in this Proxy Statement and to serve as a trustee if elected.

The information below relating to the nominees for election as trustees and for each of the other trustees whose terms of office continue after the Annual Meeting has been furnished to the Company by the respective individuals.

NOMINEES FOR ELECTION AS CLASS III TRUSTEES

Norman M. Kranzdorf, 68, a co-founder of the Company, has been a trustee of the Company and President and Chief Executive Officer of the Company since its organization in June 1992. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company ("Kranzco Realty") from 1979, when he founded it, to 1992. He served as President of Amterre Development Inc ("Amterre") from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management, Inc., a general commerical real estate management and brokerage company and wholly-owned subsidiary of Kranzco Realty, from 1980, when it was founded, to 1992. He is a former trustee of the International Council of Shopping Centers and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Kranzdorf is a member of the Board's Executive Committee and Executive Compensation Committee. Mr. Kranzdorf is a Class III Trustee.

Bernard J. Korman, 67, has been a trustee of the Company since May 1997. Mr. Korman is Chairman of Philadelphia Health Care Trust, a non-profit organization, and NutraMax Products, Inc. (NASDAQ), a consumer healthcare products company. Mr. Korman served as President and Chief Executive Officer of MEDIQ Incorporated
(AMEX) (healthcare services) from 1981 to 1995 and as Chairman of PCI Services, Inc. from 1992 to 1996. Mr. Korman currently is a director of The Pep Boys, Inc.
(NYSE) (auto supplies), Today's Man, Inc. (NASDAQ) (retail men's clothing), The New America High Income Fund, Inc. (NYSE) (financial services), Omega Healthcare Investors, Inc. (NYSE) (a healthcare REIT) and Omega Worldwide, Inc. (NASDAQ) (real estate company). Mr. Korman is a member of the Board's Executive Committee, Executive Compensation Committee and Audit Committee. Mr. Korman is a Class III Trustee.

OTHER TRUSTEES WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

Information concerning the other trustees whose terms do not expire at the Annual Meeting is set forth below.

Edmund Barrett, 65, has been a trustee of the Company since June 1995, the Chief Operating Officer of the Company since December 1994, the Director of Leasing from 1992 to May 1997 and Executive Vice President of the Company since 1992. Previously, he was the Assistant Director of Development of Kranzco Realty from 1987 to 1988 and a Vice President of Kranzco Realty from 1988 to 1992. Mr. Barrett is a Class II Trustee.

Robert H. Dennis, 52, has been a trustee of the Company since 1994 and Vice President, Chief Financial Officer and Treasurer of the Company since its organization in June 1992. Prior thereto he was the Chief Financial Officer and Assistant Secretary of Kranzco Realty from 1981 to 1992. Mr Dennis is a Class II Trustee.

Gerald C. Finn, 68, has been a trustee of the Company since June 1998. He is the founder of New America Network, Inc. ("New America"), an international brokerage and real estate services company, and has served as a Director and the Chief Executive Officer of New America since 1974. He also served as President and Chief Operating Officer from 1974 until 1995. He was elected as Chairman of the Board of New America in May 1990. Prior to his association with New America, Mr. Finn was an active real estate broker and developer for his own account and for the account of various entities in which he had an equity interest. He is a licensed real estate broker and a member of the National Association of Corporate Real Estate Executives, International Council of Shopping Centers, Urban Land Institute and National Board of Realtors. Mr. Finn is a member of the Board's Incentive Plan Committee. Mr. Finn is a Class II Trustee.

Dr. Peter D. Linneman, 48, has been a trustee of the Company since November 1992. Dr. Linneman has been a Professor of Finance and Public Policy at the Wharton School of the University of Pennsylvania since 1979, the Albert Sussman Professor of Real Estate at the Wharton School since 1989 and was a director of the Wharton Real Estate Center from 1986-1998. In addition, he is an Urban Land Institute Research Fellow and a member of the National
Association of Real Estate Investment Trusts. Dr. Linneman is currently engaged as Senior Managing Director of Equity International Properties. Dr. Linneman was formerly Chairman and trustee of Rockefeller Center Properties Trust (a commercial property REIT) and a trustee of Gables Residential Property Trust (a residential property REIT) and Universal Health Realty Trust (a healthcare
REIT). Dr. Linneman is a member of the Board's Audit Committee and Incentive Plan Committee. Dr. Linneman is a Class I Trustee.

E. Donald Shapiro, 67, has been a trustee of the Company since June 1994. Mr. Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983. Mr. Shapiro also serves as a director of each of the following entities: Loral Space and Communications (formerly Loral Corporation)
(NYSE) (satellite communications) since 1973; Bank Leumi (bank) since 1980; Vasomedical, Inc. (formerly Future Medical Products, Inc.) (medical products) (NASDAQ) since 1992; Vion, Inc. (formerly Mela Rx) (drug) (NASDAQ) since 1992; Eyecare Products PLC (eyeglass frames) (London Stock Exchange) since 1994; Premier Laser Systems (medical laser) (NASDAQ) since 1994; United Industrial Corporation (defense industry) (NYSE) since 1996; and Telepad Corporation (computer hardware and software systems) (NASDAQ) since 1996. Mr. Shapiro is a member of the Board's Audit Committee, Executive Committee and Executive Compensation Committee. Mr. Shapiro is a Class I Trustee.

BOARD OF  TRUSTEES' MEETINGS

During the Company's fiscal year ended December 31, 1998, the Board held four regular meetings and two special meetings.

BOARD COMMITTEES

The Board has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a committee which administers the Company's 1992 Employee Share Option Plan (the "Employee Plan") and the 1992 Trustee Share Option Plan (the "Trustee Plan" and, together with the Employee Plan, the "Option Plans") (the "Option Plans Committees"), and a committee (the "Incentive Plan Committee") which administers the Company's 1995 Incentive Plan (the "Incentive Plan"). The Board does not have a nominating committee or a committee performing the functions of a nominating committee; the Board performs the functions of that committee.

The Audit Committee is composed of Messrs. Linneman, Shapiro and Korman. The function of the Audit Committee is to review the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee also reviews related party transactions. No member of the Audit Committee is an employee of the Company. The Audit Committee met twice during the fiscal year ended December 31, 1998.

The Executive Committee is composed of Messrs. Kranzdorf, Korman and Shapiro. The function of the Executive Committee is to approve the acquisition, financing and disposition of investments for the Company and to execute certain contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except for those which require action by all trustees or the independent trustees under the Declaration of Trust or the Bylaws of the Company or under applicable law. The Executive Committee met once during the fiscal year ended December 31, 1998.

The Executive Compensation Committee is composed of Messrs. Kranzdorf, Korman and Shapiro. The function of the Executive Compensation Committee is to review and make recommendations to the Board and administrators of the Option Plans and Incentive Plan regarding compensation for the Company's executive officers. No member of the Executive Compensation Committee, other than Mr. Kranzdorf, is an employee of the Company. The Executive Compensation Committee met once during the fiscal year ended December 31, 1998.

The Option Plans Committee is composed of Messrs. Kranzdorf and Barrett. The function of the Option Plans Committee is to administer the Option Plans. The purpose of the Option Plans is to attract, retain and motivate key employees of the Company by granting such employees incentive qualified and non-qualified options to purchase Common Shares. The Option Plans Committee met once during the fiscal year ended December 31, 1998.

The Incentive Plan Committee is composed of Messrs. Finn and Linneman. The function of the Incentive Plan Committee is to determine awards granted pursuant to the Incentive Plan to employees and trustees which align the interests of the Company's trustees, executive officers, key employees, advisors and consultants with those of the shareholders and to enable the Company to attract, compensate and retain trustees, executive officers, key employees, advisors and consultants and provide them with appropriate incentives and rewards for performance. The Incentive Plan Committee met twice during the fiscal year ended December 31, 1998.

All trustees attended at least 75% of all meetings of the Board of Trustees and the committees thereof on which they served during the fiscal year ended December 31, 1998.

TRUSTEES' COMPENSATION

Each non-employee trustee of the Company receives an annual fee of $18,000 and a fee of $1,500 for each quarterly meeting attended. The trustees have agreed to receive these fees in the form of Common Shares. The shares are awarded quarterly on the first business day of the fiscal quarter and are valued based on the closing price of the Common Shares on the New York Stock Exchange on the last business day of the previous quarter. Each trustee is entitled to cash payments of $500 for each separate committee meeting attended, $1,000 for each trip to visit properties which are the subject of possible acquisition by the Company, and is entitled, pursuant to the provisions of the Trustee Plan, to grants of options to purchase Common Shares. Employees of the Company who are also trustees are not paid any trustees' fees. In addition, the Company reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company. During the fiscal year ended December 31, 1998, Mr. Dennis was issued 3,000 options pursuant to the Trustee Plan.

Under the terms of the Incentive Plan each non-employee trustee of the Company is granted options each year to purchase 1,500 Common Shares at a price equal to the then fair market value of Common Shares on the date of grant. Additionally, each non-employee trustee shall be granted options each year to purchase an additional 1,500 Common Shares at a price equal to the then fair market value of Common Shares on the date of grant, provided that the Company's funds from operations per Common Share, as defined, have increased at least 4% over the prior year's funds from operations per Common Share. In accordance with the terms of the Incentive Plan, on March 16, 1999 the Company awarded 1,500 options to purchase Common Shares to each of the Company's non-employee trustees at an exercise price of $11.75 per Common Share.

------------------------------------------------------------------------------
THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MESSRS. KRANZDORF AND KORMAN TO SERVE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

------------------------------------------------------------------------------

PROPOSAL 2
----------

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board and the Audit Committee have appointed the firm of Arthur Andersen LLP, which firm was engaged as independent public accountants for the fiscal year ended December 31, 1998, to audit the financial statements of the Company for the fiscal year ended December 31, 1999. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.


------------------------------------------------------------------------------
THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

------------------------------------------------------------------------------

EXECUTIVE OFFICERS

The following is provided with respect to the executive officers of the Company. Other than Norman M. Kranzdorf and Hermina G. Kranzdorf, who are husband and wife, none of the executive officers of the Company are related to each other. Executive officers are chosen by and serve at the discretion of the Board.

Norman M. Kranzdorf, 68, President and Chief Executive Officer. Biographical information regarding Mr. Kranzdorf is set forth under "Proposal 1 - Election of Trustees."

Robert H. Dennis, 52, Vice President, Chief Financial Officer and Treasurer. Biographical information regarding Mr. Dennis is set forth under "Proposal 1 - Election of Trustees."

Edmund Barrett, 65, Executive Vice President and Chief Operating Officer. Biographical information regarding Mr. Barrett is set forth under "Proposal 1 - Election of Trustees."

Hermina G. Kranzdorf, 63, has been the Secretary and the Director of Communications of the Company since 1992. From 1986 to 1992, she was the Director of Communications and Secretary of Kranzco Realty. Ms. Kranzdorf is a member of the International Council of Shopping Centers.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the cash and other compensation paid or accrued by the Company for services rendered by Norman M. Kranzdorf, the Company's President and Chief Executive Officer , Robert H. Dennis, the Company's Vice President, Chief Financial Officer and Treasurer, Edmund Barrett, the Company's Executive Vice President and Chief Operating Officer, and George Demuth, the Company's Director of Leasing (collectively, the "Named Executives"), during the fiscal years ended December 31, 1998, 1997 and 1996. Other than the Named Executives, no executive officer of the Company earned a total salary and bonus exceeding $100,000 during the fiscal year ended December 31, 1998.


SUMMARY COMPENSATION TABLE
                                                                          Number of
                                 Annual Compensation                      Securities                  Restricted
                                                           Other Annual   Underlying   All Other      Stock
Name & Principal Position     Year    Salary       Bonus   Compensation   Options      Compensation   Awards<F2>
----------------------------------------------------------------------------------------------------------------
Norman M. Kranzdorf          1998    $306,678     $ 6,082  <F1>              -         $8,236         $55,007
  President and Chief        1997    $256,692     $ 5,288  <F1>           20,000       $8,440         $29,998
  Executive Officer          1996    $230,769     $10,618  <F1>            3,000       $5,394         $23,998

Norman M. Kranzdorf          1998    $306,678     $ 6,082  <F1>              -         $8,236         $55,007
  President and Chief        1997    $256,692     $ 5,288  <F1>           20,000       $8,440         $29,998
  Executive Officer          1996    $230769      $10,618  <F1>            3,000       $5,394         $23,998

Robert H. Dennis             1998    $172,855     $ 3,428  <F1>            3,000       $8,236         $30,998
  Vice President, Chief      1997    $139,308     $ 2,981  <F1>           10,000       $7,506         $15,633
  Financial Officer and      1996    $119,231     $ 5,530  <F1>            3,000       $5,952         $12,499
  Treasurer

Edmund Barrett               1998    $156,127     $ 3,096  <F1>              -         $3,792         $27,992
 Executive Vice President    1997    $125,615     $ 2,692  <F1>           13,000       $3,782         $14,056
 and Chief Operating Officer 1996    $106,010     $ 4,658  <F1>              -         $3,302         $10,005

George Demuth                1998    $131,904     $ 2,404  <F1>            7,500       $  195         $25,005
  Director of Leasing

<F1>
Excludes certain personal benefits, the total value of which was less than 10% of the total annual salary and bonus paid or accrued by the Company for services rendered by him during the fiscal years ended December 31, 1998, 1997 and 1996.
<F2>

Restricted Common Shares Issued in Last Fiscal Year
                                   Percent of Total Restricted
                        Number of    Shares to Employees          Price at        Value at
Name                  Shares Issued   In Fiscal Year           Date of Issue   Date of Grant
-------------------   -------------  -----------------------   -------------   -------------
Norman M. Kranzdorf   2,983           23%                      $18.44          $55,007
Robert H. Dennis      1,681           13%                      $18.44          $30,998
Edmund Barrett        1,518           12%                      $18.44          $27,992
George Demuth         1,356           10%                      $18.44          $25,005

The following table sets forth certain information concerning options granted during the fiscal year ended December 31, 1998 to the Named Executives. The Company did not grant any share appreciation rights during 1998.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                              Individual Grants
                      Number of       Percent of Total
                      Securities      Options/SARs
                      Underlying      Granted to
                      Options/SARs    Employees in    Exercise of    Expiration  Grant Date
Name                  Granted <F1>    Fiscal Year     Base Price     Date        Present Value <F2>
-----------           -----------     ------------    -----------    ----------  -----------------
Norman M. Kranzdorf    -               -               -              -          -
Robert H. Dennis      3,000           13%             $18.31         06/03/08   $3,270
Edmund Barrett         -               -               -              -          -
George Demuth         7,500           31%             $19.06         03/16/08   $8,475

<F1>
Options granted to Mr. Dennis and Mr. Demuth in the fiscal year ended December 31, 1998 vest and become exercisable on the date of grant.
<F2>
Based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that the Named Executive receives will depend on the excess of the stock price at the time of exercise over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by the Named Executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on arbitrary assumptions such as interest rates, stock price volatility and future dividend yields.

Aggregated Options Exercised In Last Fiscal Year
End and Fiscal Year End Option Values

During the fiscal year ended December 31, 1998, none of the Named Executives exercised any options granted to them. The following table sets forth certain information with respect to the unexercised options held as of the end of such fiscal year by the Named Executives.

                       Number of Securities                Value of Unexercised
                     Underlying Unexercised Options        In-the-Money Options
Name                   Held at December 31, 1998          at December 31, 1998<F1>
---------------      ------------------------------       ------------------------
                      Exercisable / Unexercisable     Exercisable / Unexercisable
                      -----------   -------------     -----------   -------------
Norman M. Kranzdorf     368,800       10,000            $0             $0
Robert H. Dennis         60,000        5,000            $0             $0
Edmund Barrett           29,000        5,000            $0             $0
George Demuth             7,500            0            $0             $0

<F1>
The fair market value on December 31, 1998 of the Common Shares underlying the options was $14.94 per Common Share.

TRUSTEE PLAN AND EMPLOYEE PLAN

Prior to the Company's initial public offering in November 1992, the Option Plans were adopted by the Board and all of the then current shareholders. The Option Plans are administered by the Option Plans Committee established for such purpose. The current members of such committee are Messrs. Kranzdorf and Barrett (the "Administrators"). The Option Plans provide for the grant of options to purchase Common Shares to eligible participants. The persons entitled to participate in the Trustee Plan are those trustees of the Company or trustees or directors of any of the Company's subsidiaries or affiliates as the Administrators of the Option Plans shall select from time to time. Eligible participants of the Employee Plan consist of those key employees (other than trustees or directors) of the Company, or any of its subsidiaries or affiliates, as the Administrators shall select from time to time. Options are granted by the Administrators based upon such factors as the Administrators may deem proper and relevant. The Option Plans were designed to attract, retain and motivate key employees by granting them options to purchase Common Shares. The Option Plans provide for the grant of a maximum of 700,000 Common Shares under the Trustee Plan and 300,000 Common Shares under the Employee Plan, and permit the granting of share options to employees which are either Incentive Options or Non-Qualified Options.

Subject to the terms of Option Plans, the Administrators determine the recipients of options and the number of options to be granted under the Option Plans. As of December 31, 1998 options to purchase 427,800 and 191,550 Common Shares were outstanding under the Trustee Plan and Employee Plan, respectively, all of which were exercisable as of December 31, 1998. During the fiscal year ended December 31, 1998, 3,000 options were issued to Mr. Dennis from the Trustee Plan. During the fiscal year ended December 31, 1998, 7,500 options were issued to Mr. Demuth from the Employee Plan.

1995 INCENTIVE PLAN

The Incentive Plan was approved by the shareholders of the Company at the Company's 1995 annual meeting of shareholders held in June 1995. The Incentive Plan is administered by the Incentive Plan Committee which consists of Messrs. Finn and Linneman. In general, it is intended that members of the Incentive Plan Committee will not be employees of the Company.

The purpose of the Incentive Plan is to align the interests of the Company's trustees, executive officers, key employees, advisors and consultants with those of the shareholders and to enable the Company to attract, compensate and retain trustees, executive officers, key employees, advisors and consultants and provide them with appropriate incentives and rewards for their performance. Awards to trustees, executive officers, key employees and other individuals under the Incentive Plan may take the form of options to purchase Common Shares, including corresponding share appreciation rights and reload options, and in the case of employees, restricted share awards and share purchase awards.

All employees, trustees, and certain other key individuals are currently eligible to participate in the Incentive Plan subject to certain restrictions that apply to members of the Incentive Plan Committee. Awards under the Incentive Plan may be granted in combination with other awards, including options granted under the Option Plans. The maximum number of Common Shares that may be the subject of awards under the Incentive Plan is 1,000,000 Common Shares. The Incentive Plan provides that in any given year, the maximum number of Common Shares with respect to which options or share appreciation rights may be granted to any employee is 100,000 Common Shares. As of December 31, 1998, options to purchase 313,500 Common Shares were outstanding under the Incentive Plan. During the fiscal year ended December 31, 1998, 3,000 options were issued to each of Messrs. Korman, Linneman, Selonick and Shapiro, and 1,500 options were issued to Mr. Finn in accordance with the Incentive Plan.

BOARD AND EXECUTIVE COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Executive compensation is paid by the Company in the form of cash or through grants of awards under the Option Plans or the Incentive Plan. All final decisions regarding the cash component of executive compensation are made by the Board which, in making such determinations, takes into consideration the recommendations of the Executive Compensation Committee as well as the matters considered by, and the philosophy applied by such committee as set forth below. All final decisions regarding grants of awards under the Option Plans and Incentive Plan are made by the plans' respective administrators (the "Plan Administrators") who, in making such compensation decisions, take into consideration recommendations made by the Board and/or its Executive Compensation Committee. In making its recommendations to the Board or the Plan Administrators, as the case may be, the Executive Compensation Committee reviews the Company's compensation plans, programs and policies and monitors the performance and compensation of its executive officers. The Executive Compensation Committee also reviews the compensation plans for comparable positions at other real estate investment trusts ("REITs") in the comparison peer group in evaluating the Company's compensation plans, programs and policies.

The key elements of the Company's executive compensation package are base salary, annual bonus and long-term incentives. The policies with respect to each of these elements, as well as the compensation paid to the executive officers of the Company during the fiscal year ended December 31, 1998, are discussed below.

BASE SALARIES

Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talents, including a comparison to base salaries for comparable positions at other real estate investment trusts ("REITs") in the comparison peer group. The base salaries currently are intended to be fixed at the average level of the base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other REITs in the comparison peer group. Increases in the base salaries of certain of the Company's executive officers ( Mr Kranzdorf, Mr. Dennis and Mr. Barrett) were recommended by the Executive Compensation Committee and approved by the Board, effective as of July 1, 1998 . Annual salary adjustments are determined based on an evaluation of executive officers' responsibilities and performance, as well as a review of the amount of base salaries paid to executive officers with comparable qualifications, experience and responsibilities by other REITs that would compete in the Company's shopping center business and the performance of the Company.

ANNUAL BONUS

In 1994, the Executive Compensation Committee proposed, and the Board approved, an incentive compensation plan effective for the 1994 fiscal year, setting forth guidelines pursuant to which each executive officer would be entitled, at the sole discretion of the Board, to receive incentive compensation consisting of an annual bonus equal to a percentage of each executive officer's base salary for the applicable year so long as the Company achieved certain increases in funds from operations, as defined, per Common Share for the prior calendar year. The table below sets forth the percentage increases in funds from operations per Common Share necessary percentage but may not exceed it.

     Percentage Increases                  Maximum
   In Funds From Operations          Percentage of Incentive
Per Common Share From Prior Year      Compensation Payable
-------------------------------       --------------------
5% or more                                 100.00 %

4 to 4.99%                                  33.33 %

3 to 3.99%                                  16.66 %

Below 2.99%                                  0.00 %

The Executive Compensation Committee, in recommending the amount of annual bonuses, if any, to be paid to executive officers pursuant to the incentive compensation plan or otherwise with respect to a fiscal year, reviews the performance of the Company and, if appropriate, the Common Shares during such fiscal year, and non-financial performance measures such as the respective executive's performance, effort and role in promoting the long-term strategic growth of the Company, as well as such other matters as the Executive Compensation Committee may deem appropriate.

With respect to the fiscal year 1998, the Company paid to each of its executive officers a cash bonus of approximately 2% of such officer's base salary plus an additional bonus equal to 20% of such officer's base salary, payable in the form of restricted Common Shares which vest over a three-year period. The restricted Common Shares were granted under the Incentive Plan. Although such bonuses were not paid to the executive officers pursuant to the Company's incentive compensation plan adopted in 1994, the Executive Compensation Committee, in determining whether to recommend such bonuses, applied the criteria set forth in the preceding paragraph.

LONG-TERM INCENTIVES

Long-term incentives are designed to align the interests of the Company's employees, trustees and other key individuals with those of the Company's shareholders. In (i) awarding options and share appreciation rights under the Incentive Plan to its employees, trustees and other key individuals, (ii) making grants of restricted Common Shares, and (iii) making loans to employees for the purchase of Common Shares in connection with a share purchase award, consideration is given to the amount of options previously granted to them and whether any long-term incentives have previously been awarded.

Share options and related share appreciation rights are generally granted with an exercise price equal to the market price of the Common Shares on the date of grant and vest and become exercisable over a period of years based upon continued employment. This creates shareholder value over the long term since the full benefit of the compensation package cannot be realized unless share price appreciation occurs over a number of years.

Grants of restricted Common Shares to employees also form a part of the Company's long-term incentive package. Typically some portion of such grants vest annually over a period of several years, so long as the executive officer remains employed by the Company. In making grants of restricted Common Shares, the Incentive Plan Committee considers and gives approximately equal weight to an individual's scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company's long-term success.

Another component of the Company's long-term incentive package may include making loans to employees for the purchase of Common Shares in connection with a share purchase award under the Incentive Plan. These loans typically will be secured by the Common Shares purchased and otherwise will be non-recourse. The loans may be interest-free and may be forgiven in part over time provided that the executive officer has not resigned as an employee of the Company and may be forgiven in full in the event employment terminates by reason of death, disability, termination with "cause" or a "change of control." In making such loans, the Incentive Plan Committee will consider the same factors it considers in making grants of restricted Common Shares.

The Executive Compensation Committee believes that share options, share appreciation rights, grants of restricted shares and loans to purchase shares promote loyalty to the Company and encourage recipients to coordinate their interests with those of the shareholders. The Executive Compensation Committee may consider additional types of long-term incentives in the future.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

Mr. Kranzdorf's compensation is determined after consideration of his long-term qualifications, responsibilities and experience in the real estate industry, and the compensation package awarded to chief executive officers of other comparable REITs. The Company believes that Mr. Kranzdorf's base salary is less than the average base salary for chief executive officers of such other similar REITs based on the National Association of Real Estate Investment Trusts' (NAREIT) survey and other sources. In 1998, Mr. Kranzdorf received a base salary of $306,678 and an annual cash bonus of $6,082. Mr. Kranzdorf's salary and cash bonus was based on a review of the salary and bonus paid to other chief executive officers by similar size and type REITs. The results of various studies from leading compensation firms and NAREIT were considered by the Executive Compensation Committee. After such study, it was determined that Mr. Kranzdorf's base salary and bonus were less than industry benchmarks.

For the long-term incentive component of Mr. Kranzdorf's compensation, in 1998 the Incentive Plan Committee granted to Mr. Kranzdorf 2,983 restricted Common Shares under the Incentive Plan. Such shares vest over a three-year period commencing on the date of grant. See the table above captioned "Summary Compensation Table." Mr. Kranzdorf's long-term incentive compensation was based on the same factors and considerations as those of the Company's other executive officers, namely the desire to properly compensate its executives and to promote loyalty to the Company. His long-term incentive compensation reflects the Executive Compensation Committee's desire to create incentives for him and focus him on maximizing shareholder value, and the practice of the Company's primary competitors for executive talent (particularly REITs) of making long-term incentive grants to chief executive officers.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION

It is the responsibility of the Executive Compensation Committee to address the issues raised by the provisions in the tax laws which make certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, the Executive Compensation Committee considers whether any actions with respect to this limit should be taken by the Company. No executive officer of the Company received any such compensation in excess of this limit during 1998. The Incentive Plan has been designed in a manner to allow certain grants of options and share appreciation rights to be treated as performance based and, therefore, not subject to the $1,000,000 limitation. The Executive Compensation Committee will continue to monitor the $1,000,000 limitation and will make necessary recommendations if it is warranted in the future.

CONCLUSION

The Executive Compensation Committee's goal is to enhance the profitability of the Company and, thus, shareholder value, by aligning closely the financial interests of the Company's key executives with those of its shareholders. Specifically, the Executive Compensation Committee has sought, and will continue to seek, to enhance the Company's ability to attract and retain qualified executive officers, to motivate such executives and to achieve the goals inherent in the Company's business strategy and to emphasize share ownership by such executives and, thereby, tie long-term compensation to increases in shareholder value.

To permit ongoing evaluation of the link between the Company's performance and its executive compensation, the Executive Compensation Committee intends to conduct a full review of the Company's executive compensation program each year. This review will include a review of such executive's responsibilities and efforts and a comparison of the Company's executive compensation, Company performance, share appreciation and total return to shareholders primarily to other retail shopping center-oriented REITs that represent the Company's most direct competitors for executive talents. The Executive Compensation Committee will also continually review the selection of peer companies used for compensation analysis. Since the peer group index in the Performance Graph included in this Proxy Statement includes all equity REITs and not just those which are retail shopping center-oriented, the peer group used for compensation analysis will consist only of certain of the REITs included in the peer group index in the Performance Graph.

In addition, while the elements of compensation described above will be considered separately, the Executive Compensation Committee will take into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits. In this regard, it should be noted that the Company has implemented a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their compensation, which deferrals may, in the Company's sole discretion, be matched by the Company in an amount equal to 50% of the first 5% of the employee's salary. Under the terms of the 401(k) plan, the Company may also, in its sole discretion, make additional profit sharing contributions to such plan. For the year 1998, the Company made total contributions of $80,000 to the 401(k) plan.

Through the programs described above, a very significant portion of the Company's executive compensation is linked to individual and corporate performance.

The foregoing report has been furnished by the Board and the Executive Compensation Committee.

April 29, 1999

    Edmund Barrett
    Robert H. Dennis
    Gerald Finn
    Bernard J. Korman
    Norman M. Kranzdorf
    Dr. Peter D. Linneman
    E. Donald Shapiro

SHARE PRICE PERFORMANCE GRAPH

The following table compares the cumulative total shareholder return on the Common Shares for the period commencing November 19, 1992 through December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the NAREIT Equity REIT Total Return Index ("NAREIT Index") over the same period. Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 in the S&P 500 and the NAREIT Index on November 1, 1992, and in the Common Shares on November 19, 1992, and assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

Date         Common Shares     NAREIT Equity     Index S&P 500
------------------------------------------------------------
11/1/92           $0.00           $100.00           $100.00
11/19/92        $100.00
12/31/92        $108.00           $104.00           $102.75
12/31/93        $113.14           $121.82           $111.43
12/31/94        $109.02           $125.68           $112.89
12/31/95         $94.49           $144.86           $155.14
12/31/96        $115.43           $192.77           $184.77
12/31/97        $146.75           $229.26           $231.57
12/31/98        $128.17           $190.14           $294.50

(1) Since the Company did not commence operation until November 19, 1992, which is the date the Company's initial public offering was completed, no data prior thereto is available.

(2) The NAREIT Equity REIT Total Return Index is maintained by the National Association of Real Estate Investment Trusts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases from Norman and Hermina Kranzdorf a three-story building containing approximately 20,000 square feet located at 128 Fayette Street, Conshohocken, Pennsylvania, which serves as the Company's headquarters. The lease for the Company's headquarters expires on January 15, 2004 and provides that the Company will pay a rental of $153,720 per annum. The lease also provides that the Company will pay for all real estate taxes, utilities, repairs and other costs and expenses in connection with the use and occupancy of the building.

PURCHASE OF SHARES IN NEW AMERICA

In September 1998, the Company announced that it had commenced a tender offer for 80% of the outstanding shares of New America and Gerald C. Finn and Jeffrey Finn, its principal shareholders. Gerald C. Finn (a Class II Trustee) is Chairman and Chief Executive Officer and the owner of approximately 75% of New America's outstanding shares of common stock. The proposed transaction involved an exchange offer by the Company for 80% of New America's outsanding common shares for the Company's convertible subordinated notes. The Company would have then spun-off the shares of New America's common stock to its shareholders on a one-for-one basis and retained a 9.8% interest. If Gerald Finn had converted his note in its entirety, he would have owned approximately 300,000 shares or 2.8%, of the Company's outstanding Common Shares. The transaction was terminated in December 1998. In December 1998, the Company purchased 842,851 newly issued shares of New America, representing a 6.1% interest in New America for $1 million.

On March 28, 1997 the Company entered into Severance Benefits Agreements with Norman M. Kranzdorf, Robert H. Dennis, Edmund Barrett, Bengt Danielsson, Michael Warrington and Michael Kranzdorf pursuant to which such individuals are entitled to certain compensation upon a change in control of the Company. Each agreement provides that upon a change in control and so long as such individual is an employee of the Company immediately prior to such a change in control, (a) the individual shall receive a lump sum severance payment equal to a multiple of the individual's annual compensation during the calendar year preceding the calendar year during which the change in control has occurred; the multiple is three, two and one, with respect to (i) Norman M. Kranzdorf, (ii) Robert H. Dennis and Edmund Barrett, and (iii) Bengt Danielsson, Michael Warrington and Michael Kranzdorf, respectively, (b) all restricted Common Shares then owned by the individual shall immediately vest and no longer be subject to repurchase or other forfeiture restrictions, (c) the Company will continue to provide life, accident, medical and dental insurance to the individual for a period of 18 months after the change in control, and (d) in the event the individual holds any options to purchase Common Shares on the date of the change in control, such individual shall be entitled to receive an amount equal to, generally, the number of options to purchase Common Shares then owned by the individual multiplied by the amount, if any, that (i) the exercise price of the options or the closing price of the Common Shares on the date of the change in control, whichever is less, exceeds (ii) the average closing price of the Common Shares during the six months prior to the date of the change in control ("Closing Share Value"). If the closing price of the Common Shares as of the date of the change in control is greater than the exercise price of such option then the individual can retain the option or receive in exchange therefore cash equal to the number of shares underlying the options multiplied by the amount by which the Closing Share Value exceeds the exercise prices of the options. In addition, Norman M. Kranzdorf is entitled to receive an additional sum to cover certain resulting income and excise tax liabilities that may be incurred on all of the foregoing. Furthermore, the Severance Benefits Agreement of each individual other than Norman M. Kranzdorf provides that, to the extent that any of the foregoing benefits granted to such individual would cause him to be liable for excise tax liabilities, the benefits available to him shall be reduced to an amount which would not require the payment of any such excise tax, but only if doing so yields a greater after tax amount to such individual.

In addition, the Company entered into Severance Benefits Agreements with Peter Linneman and E. Donald Shapiro on March 19, 1997, and Bernard Korman and Gerald Finn on July 30, 1998, trustees of the Company, pursuant to which, if such individual is a trustee immediately prior to a change in control, upon such a change in control and, in the event the trustee holds any options to purchase Common Shares on the date of the change in control, such individual shall be entitled to receive an amount based on the formula described in clause (d) of the preceding paragraph. In addition, the Severance Benefits Agreement of each trustee provides that, to the extent that the foregoing benefits granted to such trustee would cause him to be liable for excise tax liabilities, the benefits available to him shall be reduced to an amount which would not require the payment of any such excise tax, but only if doing so yields a greater after tax amount to such trustee.


EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board has established an Executive Compensation Committee, the function of which is to review and make recommendations to the Board and the Plan Administrators regarding compensation for the executive officers of the Company. The Executive Compensation Committee consists of Messrs. Kranzdorf, Korman and Shapiro. Other than Mr. Kranzdorf, who is the President and Chief Executive Officer of the Company, none of the members of the Executive Compensation Committee are or have been employees of the Company. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and Mr. Kranzdorf.

Prior to the Company's initial public offering in November 1992, the Option Plans were adopted by the Board and all of the then current shareholders of the Company. In connection with the creation of the Option Plans, the Board established the Option Plans Committee to administer the Option Plans. The Option Plans Committee, which determines those key employees entitled to grants of options under the Option Plans, is composed of Messrs. Kranzdorf and Barrett, each of whom is an employee of the Company.

On June 6, 1995, the shareholders approved the Incentive Plan. The Board then established the Incentive Plan Committee to administer the plan. The Incentive Plan Committee, the function of which is to determine the trustees, executive officers, key employees and other individuals who will be eligible for awards under the plan, consists of Messrs. Linneman and Finn, neither of whom are employees of the Company.

To the Company's knowledge, there were no other interrelationships involving the trustees of the Company and compensation decisions requiring disclosure in this Proxy Statement.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Shares, including Common Shares as to which a right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of rule 13d-3(d)(1) under the Securities Exchange Act, as amended, by each person known by the Company to own beneficially more than 5% of the Common Shares, each trustee and named executive, and all trustees and executive officers as a group as of March 1, 1999 (unless otherwise indicated). As permitted by applicable Securities and Exchange Commission rules, no separate information with respect to the Common Shares beneficially owned by each of the other executive officers of the Company is given because no such officer earned $100,000 or more in compensation in the fiscal year ended December 31,1998. (Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all of the Common Shares shown as beneficially owned by him or it.)

                                     Amount               Percent
Name and Address                  Beneficially              of
of Beneficial Owner (1)              Owned               Class (2)
-----------------------           ------------           ---------
Norman M. Kranzdorf                 623,011 (3)            5.6%

Edmund Barrett                       42,857 (4)             *

Robert H. Dennis                     94,495 (5)             *

Gerald Finn                           5,363 (6)             *
  141 Corson Avenue
  Mercerville, NJ  08619

Bernard J. Korman                    10,198 (7)             *
  Graduate Health System, Inc.
  22nd and Chestnut Streets
  Philadelphia, PA 19103

Dr. Peter D. Linneman                17,227 (8)             *
  University of Pennsylvania
  Wharton School of Business
  Philadelphia, PA 19104

E. Donald Shapiro                    26,935 (9)             *
  1 Princeton Terrace
  Short Hills, NJ 07078

First Union Corporation             614,500 (10)          5.8%
  One First Union Center
  Charlotte, NC 28288

All trustees and executive
  officers as a group (8 persons)   820,086               7.5%




(1) Unless otherwise indicated, the address for each individual is 128 Fayette Street, Conshohocken, PA 19428.

(2) Calculated based on 10,538,716 Common Shares outstanding and assuming, with respect to each of the individuals listed above, the exercise of all currently exercisable options to purchase Common Shares held by such individual.

(3) Includes (a) 14,640 shares owned directly by Mr. Kranzdorf's wife, (b) 36,000 shares owned by Mrs. Kranzdorf as trustee for the benefit of Michael Kranzdorf and Betty Kranzdorf, (c) options to purchase 381,800 shares granted to him under the Trustee Plan and (d) options to purchase 21,250 shares granted to Mrs. Kranzdorf under the Employee Plan. All options were granted under either the Employee Plan or the Trustee Plan and are exercisable immediately.

(4) Includes (a) options to purchase 18,000 Common Shares granted to him under the Employee Plan, (b) options to purchase 16,000 Common Shares granted to him under the Trustee Plan and (c) 3,642 Common Shares owned directly by Mr. Barrett's spouse.

(5) Includes (a) options to purchase 54,000 Common Shares granted to him under the Employee Plan, (b) options to purchase 19,000 Common Shares granted to him under the Trustee Plan, (c) 200 Common Shares owned directly by Mr. Dennis's spouse and (d) options to purchase 1,100 Common Shares granted to her under the Employee Plan.

(6) Includes options to purchase 1,500 Common Shares granted to him under the Incentive Plan.

(7) Includes (a) options to purchase 4,500 Common Shares granted to him under the Incentive Plan and (b) 3,900 Common Shares owned solely by his spouse.

(8) Includes (a) options to purchase 6,000 Common Shares granted to him under the Trustee Plan, (b) options to purchase 7,500 Common Shares granted to him under the Incentive Plan and (c) 400 Common Shares owned solely by his spouse.

(9) Includes (a) options to purchase 3,000 Common Shares granted to him under the Trustee Plan, (b) options to purchase 7,500 Common Shares granted to him under the Incentive Plan and (c) 10,000 shares owned directly by his spouse.

(10) Reflects information as of December 31, 1998, obtained by the Company from a Schedule 13G Statement dated February 11, 1999, filed by First Union Corporation with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended. First Union Corporation is the parent holding company of Evergreen Asset Management Group and First Union National Bank. First Union Corporation has sole voting and dispositive power with respect to 614,000 of such Common Shares.


*Less than 0.1 percent.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's trustees, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Trustees, executive officers and greater than 10% beneficial owners are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) Forms 3, 4 and 5 they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements with respect to transactions during 1998 for all of its trustees, executive officers and greater than 10% beneficial owners were complied with.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive offices not later than December 1, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

In addition, the Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such a meeting, notice must be given to the secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

FINANCIAL AND OTHER INFORMATION

The Company's Annual Report for the fiscal year ended December 31, 1998, including financial statements, was previously sent to shareholders. The Annual Report is not a part of the proxy solicitation materials.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by trustees, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with shareholders or their personal representatives.

OTHER MATTERS

The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.